Exhibit 99

TITAN INTERNATIONAL, INC. REPORTS 34% INCREASE IN FIRST QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 27, 2006

First quarter highlights:

•	Titan achieved a 34 percent increase in net sales. First quarter 2006 net sales were $182.6 million, compared to $136.1 million in first quarter 2005.

•	Titan’s gross profit increased by 29 percent, or $7.0 million. First quarter 2006 gross profit was $31.1 million, compared to $24.1 million in first quarter 2005.

•	Titan was able to achieve a 22 percent increase in income from operations for the first quarter 2006 to reach $17.2 million, compared to $14.1 million in first quarter 2005.

•
First quarter income before taxes was $14.3 million for 2006 and $12.4 million for 2005. As a result of a higher effective tax rate of 40 percent ($5.7 million tax provision) in 2006, versus 10 percent ($1.2 million tax provision) in 2005, the Company’s first quarter net income for 2006 was $8.6 million, compared to $11.2 million for 2005.

•	Titan reduced total debt by $5.5 million in the quarter including short-term debt reduction of $3.3 million and long-term debt reduction of $2.2 million.

•	Titan’s stockholders’ equity increased $13.5 million in the first quarter of 2006 achieving an equity balance of $181.3 million at March 31, 2006, up from $167.8 million at December 31, 2005.

Statement of Chief Executive Officer:

“Titan achieved another first quarter of remarkable sales and profits. Our employees have worked hard, and it is paying off,” stated Titan Chairman and CEO Maurice Taylor Jr. “As previously announced, Titan and One Equity Partners have terminated discussions regarding a potential cash merger of Titan. Throughout the period of discussions, Titan never took its foot off the gas pedal as the company closed on the acquisition and began the integration of Goodyear’s North American farm tire assets.”

“Titan is growing and expanding. During the early stages, the company’s acquisition of Goodyear’s North American farm tire assets is proving to be an extremely positive addition to the Titan organization. As always, we stand willing and ready to evaluate acquisition opportunities in off-highway wheels and tires that would further strengthen Titan’s business and performance.”

“As we embark on another chapter of the Titan story, I want to personally thank our employees, investors, customers and vendors for their ongoing support of this great American company.”

Financial overview:

Titan International, Inc. reported net sales of $182.6 million for the first quarter of 2006, which were 34 percent higher than the first quarter 2005 sales of $136.1 million. The significantly higher sales level was attributed to an increase in market share related to the manufacturing capacity from the Freeport, Illinois, facility, which was acquired in December 2005.

Gross profit for the first quarter 2006 was $31.1 million, as compared to $24.1 million in the first quarter of 2005. The $7.0 million, or 29 percent, increase in gross profit was attributed to the significantly higher sales levels achieved during the quarter.

The Goodyear North American farm tire asset acquisition included a license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America. Royalty expenses recorded in the first quarter of 2006 were $1.6 million. No royalty expense was recorded in the first quarter of 2005, as this license agreement was not yet in place.

Income from operations for the first quarter 2006 was $17.2 million, as compared to $14.1 million in the first quarter of 2005. Even with the $1.6 million of royalty expense, Titan achieved $3.1 million increase in income from operations for the first quarter of 2006.

The company recorded income tax expense of $5.7 million and $1.2 million for the quarters ended March 31, 2006 and 2005, respectively. The $4.5 million increase in tax expense quarter-over-quarter was the result of a higher effective tax rate of 40 percent in 2006 as compared to a 10 percent tax rate in 2005.

Net income for the first quarter of 2006 was $8.6 million compared to $11.2 million in 2005. Diluted earnings per share were $.36 for the first quarter of 2006 compared to $.51 in 2005. The company’s lower net income and diluted earnings per share resulted from the higher effective tax rate of 40 percent in 2006 versus 10 percent in 2005.

The company’s total debt reduction of $5.5 million during the first quarter of 2006 consisted of a short-term and long-term debt reductions. Titan reduced short-term debt by $3.3 million to a balance of $8.7 million at March 31, 2006, from $12.0 million at December 31, 2005. In addition, Titan lowered long-term debt by $2.2 million to a balance of $188.2 million from $190.4 million at December 31, 2005.

The company’s stockholders’ equity increased $13.5 million, or 8 percent, in the first quarter of 2006. Titan’s equity balance reached $181.3 million at March 31, 2006, a significant increase from the $167.8 million at December 31, 2005.

Form 10-Q:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 27, 2006.

Termination of cash merger discussions:

On October 11, 2005, the Company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. On April 12, 2006, Titan and One Equity announced the termination of discussions regarding the proposed cash merger. On April 17, 2006, the Company’s Board of Directors met and thanked the Special Committee, which had been formed to pursue discussions regarding One Equity’s proposed cash merger, for all their efforts expended and agreed that their Special Committee responsibilities have now been completed.

Negotiations with CTNA to purchase Bryan, Ohio, assets:

Titan Tire Corporation, a subsidiary of Titan International, Inc., announced on April 24 that it is in negotiations with Continental Tire North America (CTNA) to acquire the assets of its off-the-road (OTR) tire manufacturing facility in Bryan, Ohio. It is the goal of the parties to reach a definitive agreement for the asset purchase transaction within the next 30 days.

The asset purchase is subject to the approval of the Board of Directors of Titan and CTNA, CTNA’s shareholders and government regulations. In addition, the asset purchase is contingent upon the negotiation of an agreement between Titan and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) and its Local Union No. 890L. Sales at CTNA’s Bryan facility are approximately $125 million per year.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2005. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2006 and 2005

Amounts in thousands except earnings per share data.	Three Months Ended
	March 31,
	2006	2005
Net sales	$182,577	$136,129
Cost of sales	151,463	112,048
Gross profit	31,114	24,081

Selling, general & administrative expenses	11,365	8,610
Royalty expense	1,625	0
Idled assets marketed for sale depreciation	916	1,346
Income from operations	17,208	14,125

Interest expense	(3,723)	(2,589)
Other income	836	910
Income before income taxes	14,321	12,446

Provision for income taxes	5,728	1,245

Net income	$8,593	$11,201

Earnings per common share:
Basic	$.44	$.68
Diluted	.36	.51

Average common shares outstanding:
Basic	19,584	16,352
Diluted	25,925	25,071

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2006	2005
Agricultural	$124,427	$89,459
Earthmoving/Construction	31,801	39,141
Consumer	26,349	7,529
Total	$182,577	$136,129

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$571	$592
Accounts receivable	96,326	47,112
Inventories	139,678	122,692
Deferred income taxes	14,521	20,141
Prepaid and other current assets	17,235	15,630
Total current assets	268,331	206,167

Property, plant and equipment, net	137,167	140,382
Idled assets marketed for sale	17,224	18,267
Investment in Titan Europe Plc	53,403	48,467
Goodwill	11,702	11,702
Other assets	15,440	15,771
Total assets	$503,267	$440,756

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$8,741	$11,995
Accounts payable	61,389	24,435
Other current liabilities	28,150	11,753
Total current liabilities	98,280	48,183

Long-term debt	188,239	190,464
Deferred income taxes	15,309	13,581
Other long-term liabilities	20,171	20,715
Stockholders’ equity	181,268	167,813
Total liabilities & stockholders’ equity	$503,267	$440,756

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489